Exhibit 99.7

SGOCO GROUP, LTD.

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of subscription rights (the “Rights”) to purchase shares of ordinary shares, par value $0.004 per share (“Ordinary Shares”), of SGOCO Group, Ltd., a Cayman Islands corporation (the “Company”), pursuant to the rights offering described and provided for in the Company’s prospectus, dated          , 2018 (the “Prospectus”), hereby certifies to the Company and Continental Stock Transfer & Trust Company, as subscription agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Ordinary Shares pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full if subscribing for the purchase of additional Ordinary Shares pursuant to the over-subscription privilege:

Number of Ordinary Shares Held on the Record Date	Number of Ordinary Shares Into Which the Warrants Held by You Were Exercisable on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Shares Subscribed For Pursuant to Over-Subscription Privilege

1.

2.

3.

4.

Name of Undersigned:

By: _______________________________ (Authorized Signature)

Name:

Title:

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number:

Participant:

DTC Basic Subscription Confirmation Number(s):